UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 ROYALTECH CORP.
(Exact name of registrant as specified in its charter)

Delaware	2833	98-0445019
State or jurisdiction of incorporation or organization	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1855 Talleyrand, Suite 203A, Brossard, Quebec, Canada, J4W 2Y9 Telephone: (514) 586-3168
(Address and telephone number of registrant’s principal executive offices)

Chenxi Shi 1855 Talleyrand, Suite 203A, Brossard, Quebec, Canada, J4W 2Y9 Telephone: (514) 586-3168

(Name, address and telephone number of agent for service)

Copy of communications to:

William L. Macdonald, Esq.
Clark Wilson LLP
Suite 800 - 885 West Georgia Street
Vancouver, British Columbia, Canada V6C 3H1
Telephone: 604-687-5700

Approximate date of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [	]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price (US$)	Amount of registration fee(2)
Common Stock to be offered for resale by selling stockholders	4,473,800	$0.10(2)	$447,380	$47.88
Total Registration Fee				$47.88

(1)

An indeterminate number of additional shares of common stock shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions and in such an event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act.

(2)	Estimated in accordance with Rule 457(c) solely for the purpose of computing the amount of the registration fee based on a bona fide estimate of the maximum offering price.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS

Subject to Completion

___________, 2006

ROYALTECH CORP.

A DELAWARE CORPORATION

4,473,800 SHARES OF COMMON STOCK OF ROYALTECH CORP.

_________________________________

This prospectus relates to 4,473,800 shares of common stock of Royaltech Corp., a Delaware corporation, which may be resold by selling stockholders named in this prospectus. The selling stockholders may sell their shares of our common stock at a price of $0.10 per share until shares of our common stock are quoted on the OTC Bulletin Board, or listed for trading or quoted on any other public market, and thereafter at prevailing market prices or privately negotiated prices. Our common stock is presently not traded on any market or securities exchange, and we have not applied for listing or quotation on any public market.

Our business is subject to many risks and an investment in our common stock will also involve a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully consider the various Risk Factors described beginning on page 6 before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell or offer these securities until this registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is _____, 2006.

                The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

As used in this prospectus, the terms “we”, “us”, “our”, and “Royaltech” mean Royaltech Corp., unless otherwise indicated.

All dollar amounts refer to U.S. dollars unless otherwise indicated.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in our securities. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements.

Our Business

We develop, manufacture and market innovative biotech products that are applied in medical diagnosis. We have obtained the right to manufacture and distribute several proprietary product lines of clinical diagnostic techniques/kits used in the diagnosis and monitoring of hepatocacinoma, diabetes, gastrocacinoma and hepatobiliary disorders.

We seek to capitalize on the emerging biopharmaceutical industry in the People’s Republic of China by providing contract drug development services to facilitate drug optimization, clinical trial execution and new drug regulatory approval.

Our Principal Offices

We are located at 1855 Talleyrand, Suite 203A, Brossard, Quebec, Canada, J4W 2Y9. Our telephone number is (514) 586-3168.

Number of Shares Being Offered

This prospectus covers the resale by the selling stockholders named in this prospectus of up to 4,473,800 shares of our common stock. The offered shares were acquired by the selling stockholders in private placement transactions, which were exempt from the registration requirements of the Securities Act of 1933. The selling stockholders may sell their shares of our common stock at $0.10 per share until our common stock is quoted on the OTC Bulletin Board, or listed for trading or quotation on any other public market, and thereafter at prevailing market prices or privately negotiated prices. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market. Please see the “Plan of Distribution” section at page 16 of this prospectus for a detailed explanation of how the common shares may be sold.

Number of Shares Outstanding

There were 13,023,800 shares of our common stock issued and outstanding as at January 31, 2006.

Use of Proceeds

We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling stockholders. We will incur all costs associated with this registration statement and prospectus.

Summary of Financial Data

The summarized financial data presented below is derived from and should be read in conjunction with our audited financial statements from April 13, 2004 (Date of Inception) to September 30, 2004 and for the year ended September 30, 2005 including the notes to those financial statements which are included elsewhere in this prospectus along with the section entitled “Management’s Discussion and Analysis and Plan of Operation” beginning on page 28 of this prospectus.

	For the Year Ended September 30, 2005	For the period from April 13, 2004 (Date of Inception) to September 30, 2004
Net Loss for the Period	$(119,281)	$(10,846)
Loss Per Share - basic and diluted	$(0.01)	$-
	As at September 30, 2005	As at September 30, 2004
Working Capital	$139,361	$16,448
Total Assets	151,461	24,914
Weighted Average Shares Outstanding	9,786,000	9,552,000
Deficit Accumulated During the Development Stage	(130,127)	(10,846)
Total Stockholders’ Equity	$139,361	$16,448

RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following material risks and uncertainties in addition to other information in this prospectus in evaluating our company and its business before purchasing shares of our company’s common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following material risks. You could lose all or part of your investment due to any of these material risks.

RISKS RELATED TO OUR COMPANY

We have only commenced our business operations in April, 2004 and we have a limited operating history. If we cannot successfully manage the risks normally faced by start-up companies, we may not achieve profitable operations and ultimately our business may fail.

We have a limited operating history. We currently plan to introduce our first four products to the Chinese marketplace by the end of this year. Accordingly, we have a very limited operating history and we face all of the risks and uncertainties encountered by early-stage companies. Therefore, our prospects must be considered in light of the risks, expenses and difficulties associated with any start-up company. Due to our limited history, predictions of our future performance are very difficult.

As at September 30, 2005, we had an accumulated deficit of $130,127 since inception. We anticipate continuing to incur significant losses until, at the earliest, we generate sufficient revenues to offset the substantial up-front expenditures and operating costs associated with developing and commercializing products utilizing our technology. There can be no assurance that we will ever operate profitably.

Due to the uncertainty of our ability to meet our current operating and capital expenses, in their report on the annual financial statements from April 13, 2004 (Date of Inception) to September 30, 2004 and the year ended September 30, 2005, our independent auditors included an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.

Our business plan involves that we will not only offer products for sale, but also supply customers with updated technology that will be incorporated into the improvement of the clinical diagnostic techniques/kits. This approach will rely substantially on our ability to keep up with the rapid advances in the technology related to our products and to us any technology improvements to improve our products. There can be no assurance that our strategy will result in successful product commercialization or that our efforts will result in initial or continued market acceptance for our proposed products and services.

Our independent auditors have expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

In their report dated January 20, 2006, our independent auditors stated that our financial statements for the fiscal year ended September 30, 2005 and 2004 were prepared assuming that we would continue as a going concern. Our ability to continue as a going concern is an issue raised as a result of recurring losses from operations. We continue to experience net operating losses. Our ability to continue as a going concern is subject to our ability to obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities. Our continued net operating losses increases the difficulty in meeting such goals and there can be no assurances that such methods will prove successful.

We have no customers and generate no revenues and have only limited marketing experience to develop customers.

We have not entered into any agreements to sell our products to any customers, as yet. We do not believe that we will generate significant revenues in the immediate future. We will not generate any meaningful revenues unless we obtain contracts with a significant number of distributors or general hospitals/clinics as one of the major buyers. There can be no assurance that we will ever be able to obtain contracts with a significant number of customers to generate meaningful revenues or achieve profitable operations.

We have only limited experience in developing and commercializing new products based on innovative biomedical technologies, and there is limited information available concerning the potential performance or market acceptance of our proposed products in China. There can be no assurance that unanticipated expenses, problems or technical difficulties will not occur which would result in material delays in commercialization of our products or that our efforts will result in successful commercialization.

We need substantial additional financing and a failure to obtain such required financing will inhibit our ability to grow or we may have to curtail or cease operations.

Our capital requirements relating to the manufacturing and marketing of our products have been, and will continue to be, significant. We are dependent on the proceeds of future financing in order to continue in business and to develop and commercialize additional proposed products. We anticipate requiring approximately $1,000,000 to $2,000,000 in additional financing for our longer term growth. There can be no assurance that we will be able to raise the substantial additional capital resources necessary to permit us to pursue our business plan. We have no current arrangements with respect to, or sources of, additional financing and there can be no assurance that any such financing will be available to us on commercially reasonable terms, or at all. Any inability to obtain additional financing will have a material adverse effect on us, such as requiring us to significantly curtail or cease operations. In that case, you may lose your entire investment.

The continued growth of our business will require additional funding from time to time which would be used for general corporate purposes. General corporate purposes may include acquisitions, investments, repayment of debt, capital expenditures, repurchase of our capital stock and any other purposes that we may specify in any prospectus supplement. Obtaining additional funding would be subject to a number of factors including market conditions, operational performance and investor sentiment. These factors may make the timing, amount, terms and conditions of additional funding unattractive, or unavailable, to us.

The terms of any future financing may adversely affect your interest as stockholders.

If we require additional financing in the future, we may be required to incur indebtedness or issue equity securities, the terms of which may adversely affect your interests in the Company. For example, the issuance of additional indebtedness may be senior in right of payment to your shares upon our liquidation. In addition, indebtedness may be under terms that make the operation of our business more difficult because the lender’s consent will be required before we take certain actions. Similarly the terms of any equity securities we issue may be senior in right of payment of dividends to your common stock and may contain superior rights and other rights as compared to your common stock. Further, any such issuance of equity securities may dilute your interest in our company, which may reduce the value of your investment.

We could lose our competitive advantages if we are not able to protect any proprietary technology and intellectual property rights against infringement, and any related litigation could be time-consuming and costly.

Our success and ability to compete depends to a significant degree on our proprietary technology incorporated in our clinical diagnostic techniques/kits. We have not taken any action to protect some of our proprietary technology. If any of our competitor’s copies or otherwise gains access to our proprietary technology or develops similar technologies independently, we would not be able to compete as effectively.

We may be not be able protect our proprietary rights, permitting competitors to duplicate our products and services, which could negatively impact our business and operations. If we are unable to license any technology or products that we may need in the future, our business and operations may be materially and adversely impacted. We will make a consistent effort to minimize the ability of competitors to duplicate our technology utilized in our products. However, there remains the possibility of duplication of our products, and competing products have already been introduced. Any such duplication by our competitors could negatively impact our business and operations.

We may face regulatory difficulties for our products.

The manufacturing and sale of biomedical products including clinical diagnostic techniques/kits in the People’s Republic of China are subject to regulations of several Ministries, and the state agencies including the State Food and Drug Administration, Ministry of Public Health, State Administration of Traditional Medicine and China Healthcare Science and Technology Society. Bureaucracy and corruption that are often seen in the bureaucratic procedures in China may have adverse effects on our operation and financial conditions.

Although licenses and regulatory filings are completed and approved for the four products to be manufactured by a local firm, the uncertain legal environments in the People’s Republic of China and our industry may be vulnerable to local government agencies who has persistent bureaucratic power over the manufacturer and sale, or other parties who wish to renegotiate the terms and conditions of, or terminate their agreements or other understandings with us, when we enter substantial agreement of manufacturing and marketing of the products in China.

Our Certificate of Incorporation and Bylaws contain limitations on the liability of our directors and officers, which may discourage suits against directors and executive officers for breaches of fiduciary duties.

Our Certificate of Incorporation, as amended, and our Bylaws contain provisions limiting the liability of our directors for monetary damages to the fullest extent permissible under Delaware law. This is intended to eliminate the personal liability of a director for monetary damages on an action brought by origin our right for breach of a director’s duties to us or to our stockholders except in certain limited circumstances. In addition, our Certificate of Incorporation, as amended, and our Bylaws contain provisions requiring us to indemnify our directors, officers, employees and agents serving at our request, against expenses, judgments (including derivative actions), fines and amounts paid in settlement. This indemnification is limited to actions taken in good faith in the reasonable belief that the conduct was lawful and in, or not opposed to our best interests. The Certificate of Incorporation and the Bylaws provide for the indemnification of directors and officers in connection with civil, criminal, administrative or investigative proceedings when acting in their capacities as agents for us. These provisions may reduce the likelihood of derivative litigation against directors and executive officers and may discourage or deter stockholders or management from suing directors or executive officers for breaches of their fiduciary duties, even though such an action, if successful, might otherwise benefit our stockholders and directors and officers.

Our success depends on our management team and other key personnel, the loss of any of whom could disrupt our business operations.

Our future success will depend in substantial part on the continual services of our senior management. As a startup company, currently none of the senior management team draws salaries from the company. We do not carry key person life insurance on any of our officers or employees. The loss of the services of one or more of our key personnel could impede implementation of our business plan and result in reduced profitability.

Our future success will also depend on the continued ability to attract, retain and motivate highly qualified technical sales and marketing customer support. Because of the rapid growth of the economy in China, competition for qualified personnel is intense. We cannot assure you that we will be able to retain our key personnel or that we will be able to attract, assimilate or retain qualified personnel in the future. Our inability to hire and retain qualified personnel or the loss of the services of our key personnel could have a material adverse effect upon our business, financial condition and results of operations.

Because our officers, directors and principal shareholders control a majority of our common stock, investors will have little or no control over our management or other matters requiring shareholder approval.

Our officers and directors and their affiliates, in the aggregate, beneficially own approximately 70% of issued and outstanding shares of our common stock. As a result, they have the ability to control matters affecting minority shareholders, including the election of our directors, the acquisition or disposition of our assets, and the future issuance of our shares. Because our officers, directors and principal shareholders control the company, investors will not be able to replace our management if they disagree with the way our business is being run. Because control by these insiders could result in management making decisions that are in the best interest of those insiders and not in the best interest of the investors, you may lose some or all of the value of your investment in our common stock.

Because we do not have sufficient insurance to cover our business losses, we might have uninsured losses, increasing the possibility that you would lose your investment.

We may incur uninsured liabilities and losses as a result of the conduct of our business. We do not currently maintain any comprehensive liability or property insurance. Even if we obtain such insurance in the future, we may not carry sufficient insurance coverage to satisfy potential claims. We do not carry any business interruption insurance. Should uninsured losses occur, any purchasers of our common stock could lose their entire investment.

RISKS RELATING TO OUR BUSINESS

Our success depends upon the development of China’s biomedical industry.

China is currently the world’s most populous country and one of the largest producers and consumers of biomedical products. The industry has been under tight state and provincial government controls until recent years. Although China hopes to further increase biomedical industry development and production, the industry research, development and production are stagnating, due mainly to immature regulatory policies, local protection, and a shortage of state and provincial funding. Despite the Chinese government’s continued emphasis on industry self-sufficiency, the industry continues to be impeded by inadequate research and development facilities, a lack of innovative product lines due to long history of practice of free-copying of foreign intellectual properties and a lack of financial and political incentives to attract talented persons into the industry. Since we will rely on the local facilities and our subsidiary to manufacture and market the products, and since our potential customer are mainly hospitals and clinics, which are largely state owned, our ability to increase sales and revenues may be delayed and hindered by any of these factors.

We face competition from larger and stronger companies that have the resources and/or technological know how to utilize our techniques/kits and undercut our prices.

The markets that we are entering are intensely competitive. We expect additional competition to come from the increasing number of new market entrants who have developed or are developing potentially competitive products. We will face competition from numerous sources, including, large state owned companies and other entities with the technical capabilities and expertise, which would encourage them to develop and commercialize competitive products.

Some of our competitors have certain advantages including, substantially greater financial, technical and marketing resources, greater name recognition, and more established relationships in China.

Our competitors may be able to utilize these advantages to expand their product offerings more quickly, adapt to new or emerging technologies and changes in customer requirements more quickly, take advantage of acquisitions and other financing opportunities more readily, and devote greater resources to the marketing and sale of their products.

The markets for our proposed products are characterized by changing technology in laboratory diagnosis, and awareness of new medical development associated to the disease diagnosis. Accordingly, our ability to compete will depend upon our ability to continually enhance and improve our products, and to increase the awareness of the newly developed and reported techniques that our clinical diagnostic kits are based on. There can be no assurance that we will be able to compete successfully, that competitors will not develop products that render our products obsolete or less marketable or that we will be able to successfully enhance its products or develop new products.

RISKS RELATING TO THE PEOPLE’S REPUBLIC OF CHINA

The Economic Policies of the People’s Republic of Change Could Affect our Business.

Substantially all of the our assets are located in the People’s Republic of China and substantially all of our revenue will be derived from operations in the People’s Republic of China. Accordingly, our results of operations and prospects are subject, to a significant extent, to the economic, political and legal developments in the People’s Republic of China.

While the People’s Republic of China economy has experienced significant growth in the past twenty years, such growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall economy of the People’s Republic of China, but they may also have a negative effect on us. For example, operating results and financial condition may be adversely affected by the government control over capital investments or changes in tax regulations.

The economy of the People’s Republic of China has been changing from a planned economy to a more market-oriented economy. In recent years, the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform and the reduction of state ownership of productive assets, and the establishment of corporate governance in business enterprises; however, a substantial portion of productive assets in the People’s Republic of China are still owned by the Chinese government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. It also exercises significant control over the People’s Republic of China’s economic growth through the allocation of resources, the control of payment of foreign currency-denominated obligations, the setting of monetary policy and the provision of preferential treatment to particular industries or companies.

Capital outflow policies in the People’s Republic of China may hamper our ability to expand its business and/or operations internationally. The People’s Republic of China has adopted currency and capital transfer regulations. These regulations may require us to comply with complex regulations for the movement of capital. Although our management believes that it is currently in compliance with these regulations, should these regulations or the interpretation of them by courts or regulatory agencies change, we may not be able to remit income earned and proceeds received in connection with any off-shore operations or from other financial or strategic transactions the Company may consummate in the future.

Fluctuation of the Renminbi could materially affect our financial condition and results of operations.

Fluctuation of the Renminbi, the currency of the People’s Republic of China, could materially affect our financial condition and results of operations. The value of the Renminbi fluctuates and is subject to changes in the People’s Republic of China’s political and economic conditions. Since July 2005, the conversion of Renminbi into foreign currencies, including United States dollars, are pegged against the inter-bank foreign exchange market rates or current exchange rates of a basket of currencies on the world financial markets. As of November 7, 2005, the exchange rate between the Renminbi and the United States dollar was 8.092 Renminbi to every one United States dollar.

We may face obstacles from the communist system in the People’s Republic of China.

Foreign companies conducting operations in the People’s Republic of China face significant political, economic and legal risks. The Communist regime in the People’s Republic of China, including a cumbersome bureaucracy, may hinder Western investment. We may have difficulty establishing adequate management, legal and financial controls in the People’s Republic of China.

We may have difficulty establishing adequate management, legal and financial controls in The People’s Republic of China.

The People’s Republic of China historically has not adopted a Western style of management and financial reporting concepts and practices, as well as in modern banking, computer and other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the People’s Republic of China. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

It will be extremely difficult to acquire jurisdiction and enforce liability against our officers, directors and assets based in The People’s Republic of China.

Because some of our executive officers and current directors, including, the inventor of our proprietary technology, are Chinese citizens, it may be difficult, if not impossible, to acquire jurisdiction over these persons in the event a lawsuit is initiated against us and/or our officers and directors by a stockholder or group of stockholders in the United States. Also, because the majority of our assets are located in the People’s Republic of China, it would also be extremely difficult to access those assets to satisfy an award entered against us in a court in the United States.

The Company may not be able to obtain regulatory approvals for its products.

The manufacture and sale of biopharmaceuticals products in the People’s Republic of China is regulated by the federal State Food and Drug Administration and local State Food and Drug Administration offices within the provincial government. Although our licenses and regulatory filings are current, the uncertain legal environments in the People’s Republic of China and its biopharmaceutical industry may be vulnerable to local government agencies or other parties who wish to renegotiate the terms and conditions of, or terminate their agreements or other understandings with us.

We may face Political, Judicial and/or Ministerial Corruption Risk in the People’s Republic of China.

Another obstacle to foreign investment in the People’s Republic of China is corruption. We may face judicial and ministerial corruption in the People’s Republic of China. There is no assurance that we will be able to obtain recourse, if desired, through the People’s Republic of China’s poorly developed and sometimes corrupt judicial systems. In addition, many of the regulatory and business authorities with whom we normally conduct our business, are state employees or affiliated state-enterprise employees. These officials may engage in corrupt activities which may negatively impact our ability to conduct business.

RISKS ASSOCIATED WITH OUR COMMON STOCK

There is no active trading market for our common stock and if a market for our common stock does not develop, our investors will be unable to sell their shares.

There is currently no active trading market for our common stock and such a market may not develop or be sustained. We currently plan to have our common stock quoted on the National Association of Securities Dealers Inc.’s OTC Bulletin Board upon the effectiveness of this registration statement of which this prospectus forms a part. In order to do this, a market maker must file a Form 15c-211 to allow the market maker to make a market in our shares of common stock. At the date hereof, we are not aware that any market maker has any such intention. However, we cannot provide our investors with any assurance that our common stock will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize. Further, the OTC Bulletin Board is not a listing service or exchange, but is instead a dealer quotation service for subscribing members. If our common stock is not quoted on the OTC Bulletin Board or if a public market for our common stock does not develop, then investors may not be able to resell the shares of our common stock that they have purchased and may lose all of their investment. If we establish a trading market for our common stock, the market price of our common stock may be significantly affected by factors such as actual or anticipated fluctuations in our operation results, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the shares of developmental stage companies. As we are a development stage company such fluctuations may negatively affect the market price of our common stock.

Our stock is a penny stock. Trading of our stock may be restricted by the SEC’s penny stock regulations and the NASD’s sales practice requirements, which may limit a stockholder’s ability to buy and sell our stock.

Our stock is a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

In addition to the “penny stock” rules promulgated by the Securities and Exchange Commission, the NASD has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information.

Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock.

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors” on pages 6 to 12, that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results. The safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus.

SECURITIES AND EXCHANGE COMMISSION’S PUBLIC REFERENCE

Any member of the public may read and copy any materials filed by us with the Securities and Exchange Commission at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

THE OFFERING

This prospectus covers the resale by the selling stockholders named in this prospectus of up to 4,473,800 shares of common stock which were issued pursuant to several private placement transactions made by us pursuant to Regulation S promulgated under the Securities Act, 1933, as amended.

The selling stockholders may sell their shares of our common stock at $0.10 per share until our common stock is quoted on the OTC Bulletin Board, or listed for trading or quotation on any other public market, and thereafter at prevailing market prices or privately negotiated prices. We will not receive any proceeds from the resale of shares of our common stock by the selling stockholder.

USE OF PROCEEDS

The shares of common stock offered by this prospectus are being registered for the account of the selling stockholders named in this prospectus. As a result, all proceeds from the sales of the common stock will go to the selling stockholders and we will not receive any proceeds from the resale of the common stock by the selling stockholders. We will, however, incur all costs associated with this registration statement and prospectus.

DETERMINATION OF OFFERING PRICE

The offering price of $0.10 per share has been determined arbitrarily and does not have any relationship to any established criteria of value, such as book value or earning per share. Additionally, because we have no significant operating history and have not generated any material revenue to date, the price of the common stock is not based on past earnings, nor is the price of the common stock indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market.

DIVIDEND POLICY

We have not declared or paid any cash dividends since inception. We intend to retain future earnings, if any, for use in the operation and expansion of our business and do not intend to pay any cash dividends in the foreseeable future. Although there are no restrictions that limit our ability to pay dividends on our common stock, we intend to retain future earnings for use in our operations and the expansion of our business.

SELLING STOCKHOLDERS

The selling stockholders may offer and sell, from time to time, any or all of the common stock issued. Because the selling stockholders may offer all or only some portion of the 4,473,800 shares of common stock to be registered, no estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling stockholders upon termination of the offering.

The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling stockholders as of January 31, 2006, and the number of shares of common stock covered by this prospectus.

Other than the relationships described below, none of the selling stockholders had or have any material relationship with us. None of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer to our knowledge.

Name of Selling Stockholder and Position, Office or Material Relationship with Royaltech Corp.	Common Shares owned by the Selling Stockholder(2)	Total Shares to be Registered Pursuant to this Offering	Number of Shares Owned by Selling Stockholder After Offering and Percent of Total Issued and Outstanding(1)
			# of Shares	% of Class
Chenxi Shi, President, Chief Executive Officer and Director	3,800,000	380,000	3,420,000	29.18
Victor I. H. Sun, Vice-President and Director	2,000,000	200,000	1,800,000	15.36
Chun Xu, Vice-President and Director	2,000,000	200,000	1,800,000	15.36
Kang Zhang, Biomedical Technology Officer	1,000,000	100,000	900,000	7.68
Louis H. Ladouceur, Corporate Development and Public Affair Officer	500,000	50,000	450,000	3.84
John B. Richardson, Medical Officer	100,000	10,000	90,000	0.77
Edward Beshlian, Marketing Officer	100,000	10,000	90,000	0.77
Jun Jing	30,000	30,000	0	0
Danmei Yu	25,000	25,000	0	0
Wei Qu	30,000	30,000	0	0
Zhen Jiang	25,000	25,000	0	0

Jing He	20,000	20,000	0	0
Yang Li	10,000	10,000	0	0
Haojan Liu	10,000	10,000	0	0
Yanzong Shao	10,000	10,000	0	0
Jiayuan Zhou	5,000	5,000	0	0
Guixin Li	20,000	20,000	0	0
Junzheng Wang	20,000	20,000	0	0
Jie Luo	30,600	30,600	0	0
Dachen Jiang	37,200	37,200	0	0
Pu Theresa Yan	10,300	10,300	0	0
Zibing Zhang	78,000	78,000	0	0
Jianqiu Xia	10,000	10,000	0	0
Shan Lu	30,000	30,000	0	0
Tao Jiang	10,000	10,000	0	0
Bo Wu	50,000	50,000	0	0
Beihua Hu	10,000	10,000	0	0
Yajuan Mu	30,000	30,000	0	0
Shuiwang Li	20,000	20,000	0	0
Changhong Zhu	120,000	120,000	0	0
Lu Yang	100,000	100,000	0	0
Lequan Zhuge	10,000	10,000	0	0
Ye Wen	10,000	10,000	0	0
Shijie Qi	10,000	10,000	0	0
Jou Chu Hsia	240,000	240,000	0	0
Wai Tai Trading Inc.(3)	47,400	47,400	0	0
Kalvin Lo	35,000	35,000	0	0
Brian King	40,000	40,000	0	0
Linda King	20,000	20,000	0	0
Mei Yueh Chou	120,000	120,000	0	0
Jennifer Sun	20,000	20,000	0	0
Stephanie Sun	20,000	20,000	0	0
Jonathan Sun	20,000	20,000	0	0
Maryse Leblond	4,500	4,500	0	0
Yves Goyette	4,500	4,500	0	0
Walter Wlasenko	4,500	4,500	0	0
Patricia Medina	4,500	4,500	0	0
Felix Furst	4,500	4,500	0	0
George Rickli	4,500	4,500	0	0
Gatot Susilo	4,500	4,500	0	0
Gary Brodkin	4,500	4,500	0	0
Wayne Wortman	4,500	4,500	0	0
Dr. Jean Tchervenko	4,500	4,500	0	0
Dr. Ron Guttmann	4,500	4,500	0	0
Kai Yu	1,800	1,800	0	0
Tong Wang	263,000	263,000	0	0
Rui Yang	21,000	21,000	0	0
Chenling Shi	100,000	100,000	0	0
Ding Yuan	50,000	50,000	0	0
Wei Wang	50,000	50,000	0	0
Huafeng Pei	50,000	50,000	0	0
Yan Wang	2,000	2,000	0	0
Youjun Wang	3,000	3,000	0	0
Hong Sheng	30,000	30,000	0	0
TTT Systems Inc.(4)	250,000	250,000	0	0
1688 Investissement Inc. (5)	320,000	320,000	0	0

Aventech Capital Inc. (6)	350,000	350,000	0	0
Alliance PKU Management Consultants Ltd(7)	350,000	350,000	0	0
China Westerprises Canada Holdings(8)	300,000	300,000	0	0
Total	13,023,800	4,473,800	8,550,000

(1)	Assumes all of the shares of common stock offered are sold. Based on 13,023,800 common shares issued and outstanding on January 31, 2006.

(2)

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible preferred stock currently exercisable or convertible, or exercisable or convertible within sixty (60) days, are counted as outstanding for computing the percentage of the person holding such options or warrants but are not counted as outstanding for computing the percentage of any other person.

(3)	Wai Tai Trading Inc. is a wholly owned and operated by Mr. Selva Yuen.
(4)	TTT Systems Inc. is a wholly owned and operated by Y.C. Sun.
(5)	1688 Investissement Inc. is a wholly owned and operated by Lucy Tsang.
(6)	Aventech Capital Inc. is a wholly owned and operated by Chenxi Shi, or Presidnet, CEO and a Director.
(7)	Alliance PKU Management Consultants Ltd. is a wholly owned and operated by T. Wang.

(8)	China Westerprises Canada Holding is a wholly owned and operated by Xiaohu Liu and Chun Xu, our Vice-President and a Director.

We may require the selling security holder to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be quoted, in privately negotiated transactions or otherwise. Our common stock is not currently listed on any national exchange or electronic quotation system. To date, no actions have been taken to list our shares on any national exchange or electronic quotation system. Because there is currently no public market for our common stock, the selling stockholders will sell their shares of our common stock at a price of $0.10 per share until shares of our common stock are quoted on the OTC Bulletin Board, or listed for trading or quoted on any other public market, and thereafter at prevailing market prices or privately negotiated prices. We intend to keep this registration statement effective until either all of the securities offered by the selling stockholders have been sold pursuant to the prospectus, or until all of the securities are eligible for sale pursuant to Rule 144. The shares of common stock may be sold by the selling stockholders by one or more of the following methods, without limitation:

(a)

block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b)	purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;
(c)	an exchange distribution in accordance with the rules of the exchange or quotation system;
(d)	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

(e)	privately negotiated transactions; and
(f)	a combination of any aforementioned methods of sale.
The shares may also be sold in compliance with the Securities and Exchange Commission’s Rule 144.

In the event of the transfer by any selling stockholder of his or her shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling stockholder who has transferred his or her shares.

In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling stockholders or, if any of the broker-dealers act as an agent for the purchaser of such shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling stockholders if such broker-dealer is unable to sell the shares on behalf of the selling stockholders. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, the selling stockholders may pledge their shares of common stock pursuant to the margin provisions of their customer agreements with their brokers. Upon a default by a selling stockholder, the broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling stockholders intend to comply with the prospectus delivery requirements, under the Securities Act, by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any selling stockholder defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed, disclosing, the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out in this prospectus and other facts material to the transaction. In addition, a post-effective amendment to this Registration Statement will be filed to include any additional or changed material information with respect to the plan of distribution not previously disclosed herein.

We and the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the selling stockholders are distribution participants and we, under certain circumstances, may be a distribution participant, under Regulation M.

The anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 will apply to purchases and sales of shares of common stock by the selling stockholders, and there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, a selling stockholder or its agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while they are distributing shares covered by this prospectus. Accordingly, the selling stockholder is not permitted to cover short sales by purchasing shares while the distribution it taking place. We will advise the selling stockholders that if a particular offer of common stock is to be made on terms materially different from the information set forth in this Plan of Distribution, then a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling stockholders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is Intercontinental Registrar & Transfer Agency Inc. of Boulder City, Nevada, located at Suite 1, 900 Buchanan Blvd, Boulder City, Nevada 89005, telephone: 702.293.6717.

LEGAL PROCEEDINGS

We know of no material, existing or pending legal proceedings against our company, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

All directors of our company hold office until the next annual meeting of the stockholders or until their successors have been elected and qualified. The officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office. Our directors and executive officers, their ages, positions held, and duration as such, are as follows:

Name	Position Held with the Company	Age	Date First Elected or Appointed
Chenxi Shi	President and Chief Executive Officer and Director	40	April 2004
Victor I. H. Sun	Vice-President and Director	63	April 2004
Chun Xu	Vice-President and Director	47	April 2004
Louis H. Ladouceur	Corporate Development and Public Affair Officer	64	April 2004
Kang Zhang	Biomedical Technology Officer	66	April 2004
John B. Richardson	Medical Officer	68	April 2004
Edward Beshlian	Marketing Officer	68	April 2004

Business Experience

The following is a brief account of the education and business experience of each director and executive officer during at least the past five years, indicating each person’s business experience, principal occupation during the period, and the name and principal business of the organization by which he was employed.

Chenxi Shi, President, Chief Executive Officer and Director

Mr. Shi is one of the founding directors and has served as the Chairman of the Board of the Directors since founding our company in April, 2004. Mr. Shi has over 10 years of work experience in computer technology and business management. Mr. Shi has held various technical and managerial positions from entry level to the corporate senior. Mr. Shi has worked in Northern Jiaotong University, Beijing Jiada Technologies Company, Legend Computer Group Co. (Lenovo) and Investors Group of Canada. Mr. Shi received his Bsc in computer sciences from Northern Jiaotong University and MBA from Peking University.

Mr. Shi provides his services on a full time basis to our company.

Victor I. H. Sun, Vice-President and Director

Mr. Sun joined our company in April, 2004 as vice president and a director. Mr. Sun is a professional engineer with over 30 years of engineering and management experience of which 14 years were with Lafarge Cement where he directed the design of control and automation systems for all new and rehabilitation projects. He has overseen design implementation and installation of computer and control systems in many cement plants. Prior to co-founding Asia Pacific Concrete Inc., he worked for Monenco Agra as the instrumentation discipline engineer for the Hibernia Offshore Platform Project. His experience in developing business in China dates back for 24 years during his employment with Lafarge Cement. He assisted in establishing Amingo, has continued to build relations with contacts in China and has been instrumental in developing many potential joint venture projects. At present, Mr. Sun is the President and CEO of East Delta Resources Corp. a NASDAQ OTC listed company working on the gold and other precious metals business.

Chun Xu, Vice President and Director

Dr. Xu is one of our co-founders and has over 20 years of clinical and medical research experiences. He started an academic career in Canada with the Jeanne Timmins Fellowship from Montreal Neurological Institute, and since, received a Ph.D in neuropathology from McGill University, and postdoctoral training on brain aging and Alzheimer’s disease from Montreal General Hospital. Dr. Xu has been invited by and given seminars at several Chinese medical authorities, China Society of Neurology and Psychiatrics, China SFDA, SATM, and CHSTS over the past 8 years, on medical issues, and US FDA regulations. Before joining our company, Dr. Xu was involved in the development and marketing of biomedical products at a Canadian firm, and worked at an US medical consulting firm, Innovative Science Solutions, LLC (NJ, USA) where he was responsible for the regulatory, scientific and litigation supports to the drug and biotech manufacturers.

Louis H. Ladouceur, Corporate Development and Public Affair Officer

Mr. Ladouceur joined the company in April, 2004 as the Corporate Development and Public Affairs Officer. He is currently the President and CEO of Delta Placement, a private investment company in the hospitality and related consulting business. He held various executive and senior management positions in Lafarge and was the former Director of Lafarge Consultant Automation, being responsible for the overall operation and business development, providing automation advice, consulting services and “turn-key” systems to all Lafarge’s North American plants and outside clients. His experience in the engineering, financing and management practice has helped him develop many approaches to running a company. Mr. Ladouceur was the President and CEO of Sino-Canadian Resources Inc., a NASDAQ OTC company and sold the business in late 1997 due to the drastic drop in gold prices.

Kang Zhang, Biomedical Technology Officer

Mr. Zhang joined the company in April, 2004 as Biomedical Technology Officer and has over 40 years of experiences in clinical laboratory diagnostic practice and researches. He has held technical positions in hospitals and research labs during his 30 some year clinical practice, including such as director of the central laboratory and director of the clinical laboratory diagnostic department of Shanghai Sailors Hospital. Mr. Zhang has also been appointed as a member of the editorial boards of China Journal of Clinical Diagnosis, China Journal of Navigation

Medicine, and The Journal of Contemporary Clinical Chemistry, and has been publications in more than 20 books and periodicals. Retired from his hospital practice, Mr. Zhang over the past 7-8 years has been involved in the development of laboratory diagnostic techniques and kits, including some of the first in the China market and remain in the frontier of the field worldwide, in particular, those for hepatocacinoma and or gastrocacinoma (AFU, Patent No. CN 1428435A, and GPDA, Patent No. CN 1428436A); for diabetic management (1,5-AG) and for hepatobiliary hyperbilirubinemia (Bc-True TM ).

John B. Richardson, Medical Officer

Dr. Richardson joined the company in April, 2004 a Medical Officer. Dr. Richardson received his MD, and PhD from McGill University and has 40 yrs of clinical practice in pathology and CNS research. Dr. Richardson has been serving as a senior pathologist at Montreal General Hospital and Director of the Neuropathology Department at Montreal Neurological Institute/Hospital. He has extraordinary academic and teaching experiences, being a Professor of Pathology, Professor of Pharmacology, and Professor of Neurology and Neurosurgery at McGill and previously serving as the Chairman of McGill Pathology Department, Director of Research Advisory Committee, Montreal General Hospital Research Institute. His clinical practice and research achievement on pulmonary and CNS disorders, in particular, the brain aging and Alzheimer disease, have brought him numerous awards and the reputation of being a renowned physician and scientist.

Edward Beshlian, Marketing Officer

Mr. Beshlian joined the company in April, 2004 a the Marketing Officer and brings over 30 years of experience in international marketing, sales and outsourcing and offshore manufacturing. His academic background is multinational, having obtained a French Baccalaureate in Business Administration from Beirut and a Marketing Management diploma from Turin, Italy, as well as several corporate management trainings in Europe, the Middle East, and North America. Mr. Beshlian is fluent in 5 languages including French and English. He has previously held senor executive positions in Xerox Corp, AES Data Ltd. and Eastman Kodak Company. Mr. Beshlian founded EB Intermark Inc. Canada in 1985, and has successfully developed markets in Canada, Latin America, South-East Asian, Japan, Europe and Middle East for both companies in Canadian and US and clients from Asian and European countries.

Committees of the Board

We do not have a separate audit committee at this time. Our entire board of directors acts as our audit committee.

Family Relationships

There are no family relationships among our directors or officers.

Involvement in Certain Legal Proceedings

Our directors, executive officers and control persons have not been involved in any of the following events during the past five years:

1.	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
3.

being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4.

being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of January 31, 2006, certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors and executive officers. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class(1)
Chenxi Shi 1855 Talleyrand #203A Brossard, QC, Canada	4,150,000(2)	31.86%
Victor Sun 99 De La Moselle Saint Lambert, QC, Canada	2,000,000	15.36%
Chun Xu 105 Rue Terry Fox, Ile des Soeurs Montreal, QC, Canada	2,000,000	15.36%
Kang Zhang Room 603 Building 26 Lane 818, Shuidian Road, Hongkou District, Shanghai, P.R. China	1,000,000	7.68%
Total (directors and officers as a group)	9,150,000	70.26%
(1)	Based on 13,023,800 shares outstanding as of January 31, 2006.

(2)	Of these, 3,800,000 are held directly by Mr. Shi and 350,000 are held by Aventech Capital Inc., a company owned by Mr. Shi.

Changes in Control

We are unaware of any contract, or other arrangement or provision of our Articles or by-laws, the operation of which may at a subsequent date result in a change of control of our company.

DESCRIPTION OF COMMON STOCK

We are authorized to issue 50,000,000 shares of common stock with a par value of $0.0001. As at January 31, 2006 we had 13,023,800 shares outstanding. Upon liquidation, dissolution or winding up of the corporation, the holders of common stock are entitled to share ratably in all net assets available for distribution to stockholders after payment to creditors. The common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There are no cumulative voting rights.

Each stockholder is entitled to receive the dividends as may be declared by our board of directors out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our board of directors is not obligated to declare a dividend. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, future earnings, the operating and financial condition of our company, its capital requirements, general business conditions and other pertinent factors. It is not anticipated that dividends will be paid in the foreseeable future.

There are no provisions in our articles of incorporation or our bylaws that would delay, defer or prevent a change in control of our company.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE

We engaged the firm of Manning Elliott LLP, Chartered Accountants in November, 2005 to audit our financial statements for the period from April 13, 2004 (Date of Inception) to September 30, 2005. There has been no change in accountants and no disagreements with Manning Elliott LLP, Chartered Accountants, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope procedure.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

EXPERTS

The financial statements of Royaltech Corp. included in this registration statement have been audited by Manning Elliott LLP, Chartered Accountants, to the extent and for the period set forth in their report (which contains an explanatory paragraph regarding our company’s ability to continue as a going concern) appearing elsewhere in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF SEC POSITION OF

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Bylaws and Certificate of Incorporation entitle our directors or executive officers to indemnification to the fullest extent permitted under Section 145 of the Delaware General Corporation Law, as may be amended. Our Bylaws and Certificate of Incorporation also provide that our directors shall not be liable to the company or our stockholders for monetary damages for breach of duty, except (a) for any breach of duty of loyalty to the company or our stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which a director derived an improper personal benefit.

The Delaware General Corporation Law allows a company to indemnify our officers, directors, employees, and agents from any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, except under certain circumstances. Indemnification may only occur if a determination has been made that the officer, director, employee, or agent acted in good faith and in a manner, which such person believed to be in the best interests of the Registrant. A determination may be made by the stockholders; by a majority of the directors who were not parties to the action, suit, or proceeding confirmed by opinion of independent legal counsel; or by opinion of independent legal counsel in the event a quorum of directors who were not a party to such action, suit, or proceeding does not exist.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under Delaware law or otherwise, our company has been advised that the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

Overview

We are a Delaware Corporation established in April 2004 to capitalize on the emerging biomedical industry in the People’s Republic of China by offering our technology in the development and manufacturing of clinical diagnostic techniques/kits to be applied in the diagnosis of common diseases such hepatocacinoma, gastrocacinoma, diabetes and hepatobiliary disorders.

Product Overview

We have obtained the right to manufacture and market four clinical diagnostic techniques/kits which were developed by Mr. Kang Zhang after years of research and development. They have been approved by the China government after a series of clinical testing and meet the regulations of various Chinese State agencies. We also have the first right to manufacturer and market the future products that are currently underdevelopment.

We have entered into a licensing agreement that grants us the license to distribute, promote, market and sell the clinical diagnostic technique/kits in exchange for a fee of 12.5% of the factory unit price on the kits produced. Mr. Zhang has previously licensed the right of manufacture and marketing of the four kits to a small private biotech firm in Zhejiang, China. Currently, the clinical diagnostic kits are manufactured and marketed in two regions in China.

The following is a brief description of the four proprietary clinical diagnostic techniques/kits:

Clinical Diagnostic Kit	Application
AFU

Developed under China patent in 2001, the AFU Clinical Diagnostic Kit is complimentary to the AFP in the diagnosis of Primary hepatocellular carcinoma. It also differentiates primary hepatocellular carcinoma with acute chronic hepatitis and cirrhosis.

1,5-AG

Developed in 2003, the 1,5-AG Clinical Diagnostic Kit monitors diabetic management and glucose excursion and as an indicator for diabetic kidney complications and liver cirrhotic kidney problems. It is highly sensitive and we believe it has the potential to become an automatic lab routine.

Bc-True™	The Bc-True Clinical Diagnostic Kit was developed 2003 as an early, sensitive indicator of conjugated bilirubin in impaired hepatobiliary excretion which reflects the true value of Bc.
GPDA	The GPDA Clinical Diagnostic Kit, which was developed under China Patent in 2001, assists in the diagnosis of PHC/MHC and gastric cancer.

                The following is a management’s analysis of the four proprietary Clinical Diagnostic Kits and advantages of each:

1.	AFU Clinical Diagnostic Kit

The AFU Clinical Diagnostic Kit is a non-invasive test used in the early diagnosis of liver cancer. The AFU Clinical Diagnostic Kit and has been approved by the Chinese government after series of clinical testing and meets the regulations of various Chinese State agencies.

Among the currently used traditional non-invasive lab tests, AFP is still the most commonly used, however can not confirm a primary hepatocellular carcinoma diagnosis alone, because cirrhosis or chronic hepatitis can also produce high AFP levels. Advantages of the AFU Clinical Diagnostic Kit include:

•

Clinically, using the AFP together with AFU Clinical Diagnostic Kit (or using multiple tumor markers including the two) can increase the sensitivity to 85-90% and specificity to 90-99% in making a primary hepatocellular carcinoma diagnosis.

•	Early diagnosis of liver cancer, particularly in patients with liver mass that cannot be differentiated by computer imaging technology.
•	Detects AFP-low or AFP-negative PHC patients.
•

Primary hepatocellular carcinoma can be predicted and screened by measuring and monitoring AFU activity in patients with liver cirrhosis (almost all primary hepatocellular carcinoma patients have liver cirrhosis).

2.	1,5-AG Clinical Diagnostic Kit

1,5-AG Clinical Diagnostic Kit monitors diabetic management and glucose excursion and as an indicator for diabetic kidney complications and liver cirrhotic kidney problems. It has obtained China’s approval for marketing after passing clinical testing and meeting all the regulations.

The 1,5-anhydro-D-glucitol (1,5-AG) has been suggested as a novel marker of glucose excursions that can be used in monitoring the diabetic progress and management (Dworacka, 2002; Yamanouchi 1994; Tanabe, 1994; Buse, 2003). Also, in recent years a great deal of attention has been focused on post-prandial hyperglycemia as a risk factor for cardiovascular mortality.

The Advantages of the 1.5-AG Clinical Diagnostic Kit include:
•

1,5-AG testing is superior to the routinely used parameters such as fasting plasma glucose (FPG ) and HbA1c, which are not efficient for determination of daily glucose excursion (Roberson, 1991; Fukumura, 1994).

•

The 1,5-AG level in normal subject serum remains stable, uninfluenced by prandial glucose intake. It can therefore reflect acute episodes of hyperglycaemia more sensitively than HbA1c does, and is correlated with FPG and postprandial hyperglycaemic peaks.

•

1,5-AG is significantly decreased in diabetic patients. It is highly specific (93%) and sensitive (84%) for diagnosis of diabetes by WHO standards, while the sensitivity for HbA1c and FA are very low (67.5%, 64.6% respectively). The 1,5-AG testing can be used as a sensitive, day-to-day, real time marker of glycermic control, and is superior to both HbA1c and FA in particularly detecting near-normoglycermia.

•

It is reported that under efficient diabetic management, serum 1,5-AG gradually rises to normal, and remains stable (Pitckenan, 1990). It is generally correlated with HbA1c for the period under the efficient control. A sudden drop of serum 1,5-AG afterwards signals a failure of the management and a need for readjustment of the treatment plan. If the recovery of the 1,5-AG level is contra-paralleled with the level of urine NAG (N-acetyl-D-glucosaminidase), it may indicate a serious diabetic kidney complication.

•

The test can also be fast and easily performed on an automatic biochem lab instrument, therefore may be used in large hospital and clinics for relatively large amount of samples to be tested at the same time.

3.	Bc-True™ Clinical Diagnostic Kit

The Bc-True™ Clinical Diagnostic Kit is a newly developed technique which efficiently excludes the Bd and Bu in the reaction, and provides a precise reading of Bilirubinemia. The Bc TrueTM Clinical Diagnostic Kit can, with improved sensitivity and specificity, truly reflect the Bc changes and fluctuations in the course of disease and recovery.

In a variety of hepatobiliary diseases, hemolysis, pulmonary diseases and many others, bilirubin measuring is one of the most common clinical practices. Traditionally circulating bilirubin exist in two main forms as determined by the Van de Bergh reaction, which differentiates bilirubin into conjugated (Bc, or Bd, i.e. bilirubin direct, because of its “direct-reacting” in the diazo reaction without the addition of alcohol) and unconjugated (Bu) form. The total amount, and proportion of each form are used to assist determining the causes of the hyperbilirubinemia (an abnormal increase of bilirubin in the blood), and to monitor the progress and recovery course of the diseases.

However the traditional diazo reaction cannot differentiate anther form that is called delta bilirubin (biliprotein, Bd). Bd increases in serum when hepatic excretion of Bc is impaired, (cholestasis) and the liver retains intact conjugation mechanism. It has a long half-life and is not excreted in the urine. The coexisting of the Bd in the Bc is a factor that renders the diagnosis and monitoring the progress and recovery uncertain, particularly in the recovery of the cholestasis.

4.	GPDA Clinical Diagnostic Kit
The GPDA Clinical Diagnostic Kit assists in the diagnosis of PHC/MHC and gastric cancer.
The Advantages of the GPDA Clinical Diagnostic Kit include:

•

Proven to be a fast, easier performance used for clinical diagnosis of hepatocacinoma and gastric cancer for many years. The hospital and clinical prescription of GDPA testing is part of the daily practice routine, like blood sugar testing used for diabetes.

•	Good indicator for HPC, gastric cancer monitoring.

Customers

There are basically two groups of customers: one is the major general hospitals and clinics, another is the patients and or health conscious consumers. Since our clinical diagnostic kits are targeting common diseases and can be used and promoted for the two types of customers, hospitals, both governmental and private and the health conscious populations can be equally important buyers.

As part of the regular hospital and clinic routine practice, the hospitals and clinical have to consistently require certain amount and maintain certain an inventory of the clinical diagnostic kits for daily use, and the health conscious populations buy the kits for at-home use once a while, for which the frequency of use varies, e.g., for the diabetic control, the clinical diagnostic kits may be needed as frequently as every week.

Marketing

In China, almost all large-sized, general hospitals having the most advanced technology, doctors and received generally large amount of daily patients, are government owned. The purchase of the hospitals for daily use are through regular government supply and distribution channels, for which products like ours need to get into the line of regular distribution channels to reach the buyers and users. The government agencies have regular supply and distribution lists for various clinical products.

Over the past 10 years, as China’s economy changes, the state-owned medical system is evolving as the society enters the market economy. The pharmaceutical and biotech firms including foreign agencies are now allowed to promote and distribute their products directly to the hospitals and clinics. Similar to North America, seminars, conferences and marketing brochures to introduce the products, given and or distributed by clinical scientists and or sales teams from each manufacturers to the hospital and clinics staff are increasingly seen as part of the marketing activities.

In China, pharmacies are becoming more and more independent on individual small retailers for products like ours. The health conscious consumers will have to rely on the pharmacies to get assess to the products. The Western pharmacy chains are entering China, which promote the retailing network of healthcare products including OTC drugs and at-home use diagnostic kits. The marketing through the pharmacies chains will be another distribution channel, which relies on partly the commercial activities, and partly scientific awareness propaganda.

Source and Availability of Raw Materials

There are numerous suppliers and vendors of raw materials needed for producing the clinical diagnostic kits in China, from which we can choose in satisfying our production requirements. We have no contracts with trade vendors and conduct business on an order-by-order basis, a practice that is typical throughout the industry in China.

Currently one small private biotech firm in Zhejiang province manufactures and distributes the products. It started manufacturing and marketing and is maintaining a stable supply of the raw materials, such as plastic boxes, packaging materials, base reagents, reagent bottles, etc. Mr. Zhang, the inventor provides the key techno-parts to be used in final assembling of the kits. We are undertaking negotiation with this company and other firms to make an operating agreement to jointly produce the kits and expend the marketing in China. We therefore do not foresee any difficulty in having a stable supply of raw materials at the cost within our budget.

Intellectual Property

Mr. Zhang has been granted patents for two of the four clinical diagnostic kits. Neither the company nor Mr. Zhang holds a patent for the other two clinical diagnostic kits. We are currently not considering applying for patents for the two techniques and clinical diagnostic kits because we believe application for such patents in China would result in public knowledge of the proprietary technology and formulas which would be detrimental to our intellectual property protection.

Currently only Mr. Zhang and our technical executives have the knowledge of such proprietary techniques and formulas, on which the clinical diagnostic kits are made. We support Mr. Zhang in undertaking the improvement of the current kits, and continued work in the research and development pipeline, which we expect to commercialize in the next 2-3 years.

Research and Development

Mr. Zhang, our chief technology inventor and is currently conducting improvements on the clinical diagnostic techniques/kits. The improvements will enhance its current sensitivity and specificity and will make it easy to use for consumers, particularly for in-home use. He is currently undertaking in the process of developing future diagnostic kits that are required in clinical practices.

We support Mr. Zhang with his expert connection in Canada, e.g., McGill University, where some of our scientific directors are associated with, and the biotech advantages in Montreal. We are also taking part in technology design, material supply in order to find the best experimental equipment, material and bio-reagents needed in Mr. Zhang’s research and development work at the minimal requirements of cost, time and labors.

Governmental Regulations

The manufacturing and sale of biomedical products including clinical diagnostic techniques/kits in the China are subject to regulations of several Ministries, and the State Agencies including the State Food and Drug Administration, the Ministry of Public Health, State Administration of Traditional Medicine, and China Healthcare

Science and Technology Society. Currently the four clinical diagnostic techniques/kits are approved by China governments and are currently manufactured by a small private biotech firm to market in the two regions in China. Our strategy will be license or form a joint venture with such a local company to manufacture and market the products in China as such a relationship will assist us in overcoming regulatory hurdles.

As the further business development, when we expand into markets of other countries, as we foresee in the future, the manufacture and sales of the clinical diagnostic techniques/kits will be subject to the certain regulatory scrutiny in other countries. In particular, research and development, manufacturing, marketing and sales of the biomedical products are subject to the regulations of the Food and Drug Administration in USA, Health Canada in Canada, and various national, state, and provincial authorities in various jurisdictions. In North America, compliance with the standards of current Good Manufacture Practice, Good Laboratory Practice and Good Clinical Practice are important prerequisites.

To comply with the regulations, we may face a variety of bureaucratic difficulties that may add extra financial burden. We are aware of those regulations and has expert in the management team to deal with such issues in due time.

Production Standard

We are currently undertaking negotiations with several local biotech firms, including the firm that is granted limited license by Mr. Zhang, the inventor to manufacture and market the kits in currently restricted two regions in China. They are all companies with industry standards meeting the governmental regulation including what are compatible with North American current Good Manufacture Practice and Good Laboratory Practice.

There is no prohibitive cost in obtaining and maintaining licenses for our products with any local company to jointly making the production and marketing, and it is illegal to do business without these licenses. Since it is an accepted business practice to operate within the regulations of the issued license, the issuance of the license is considered a cost of doing business and fees associated with this are minimal.

If we were to apply for a new license for any new manufacture facility, or new products derived from Mr. Zhang’s undergoing research and development work, we may have to apply for such licenses, which may be time-consuming and costly. We are not subject to any environmental controls or restrictions that require the outlay of capital or the obtaining of a permit in order to engage in business operation.

Competition

The biomedical industry in China, in particular the clinical diagnostic techniques/kits is largely fragmented with most competitors’ operating in small regional factories serving local requirements. Most companies in the industry in China do not promote their products through brand name recognition, nor seldom do they market the products through a nationwide sales network.

Recently the major Western biopharmaceutical giants who have entered China mainly for their drug products are entering this market with products mostly focused on the daily hospital routine laboratory exams involving blood, urine, biochemical analysis. Some of them, e.g. Roche, Bayer, Merck, Pharmacia (now part of the new Pfizer) mainly because of their unmatchable financial mighty, may become dominant forces in China market, so do the Chinese local companies who team up with the Western giants or foreign biotech firms, however none of them have the same products. Currently the similar products made by Western joint-ventures or imported are marketed at 2-5 times the prices of that made by China local manufacturers. For examples, a testing kit for HMAP, another commonly used serum marker for the clinical diagnosis of liver and gastrocancinoma is currently sold in China by a US company at $475/kit for 100 tests, vs. 1,500 RMB ($180US)/kit for 100 tests.

We expect additional competition to come from the increasing number of new market entrants who have developed or are developing potentially competitive products. We will face competition from numerous sources, including large state owned companies and other entities with the technical capabilities and expertise, which would encourage them to develop and commercialize competitive products. Some of our competitors have certain advantages including, substantially greater financial, technical and marketing resources, greater name recognition, and more established relationships in China. Our competitors may be able to utilize these advantages to expand their product offerings more quickly, adapt to new or emerging technologies and changes in customer requirements more quickly, take advantage of acquisitions and other financing.

On the overall balanced consideration of the potentials and risks, we are confident about our strength in entering the field now. In anticipating the future competition, we consider becoming a public listing company as long-term strategy of strengthening the corporate financing and acquisition merge power, in competing in the Chinese market and expending into the World market in the future.

Employees

As of January 31, 2006, we have no full time employees. Our directors and officers handle all of the responsibilities in the area of corporate administration, business development and research.

We expect that we will add 2 to 3 administrative employees within the next 3 to 6 months due to the increase after the SEC filing, which will cause an increase in the amount of money spent on salaries. We are also searching for contracted technical consulting services from McGill University, and biotechnology firms in Montreal, where our technical directors are associated with, to obtain technical support in anticipating the technical improvement and new research and development progress led by Mr. Zhang, our inventor in China.

MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION

The following discussion should be read in conjunction with our audited financial statements and the related notes that appear elsewhere in this registration statement. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this registration statement, particularly in the section entitled “Risk Factors” beginning on page 6 of this registration statement.

Our audited financial statements are stated in United States Dollars and are prepared in accordance with United States Generally Accepted Accounting Principles.

Plan of Operation

From the date of our incorporation on April 13, 2004 to September 30, 2005, we have been a start up company that has not generated any revenues. We anticipate that we may generate revenue from operations by the end of 2007.

Our operating expenses are classified primarily into four categories:
•

professional fees, which consists primarily of legal fees and accounting and auditing fees for the year end audit. The amount incurred by us during the period from incorporation on April 13, 2004 to September 30, 2004 was $4,000 and for the year ended September 30, 2005 was $7,500;

•

management/consulting fees, which consisted in part of fees paid by us to Aventech Capital Inc., a company controlled by Chenxi Shi, our President and director. The amount incurred by us during the period from incorporation on April 13, 2004 to September 30, 2005 was $54,000;

•

operating expenses, which consist primarily of the expenses incurred for rent and other administrative expenses. The amount incurred by us during the period from incorporation on April 13, 2004 to September 30, 2004 was $1,846 and for the year ended September 30, 2005 was $16,269; and

•	market research, which consist primarily of the expenses incurred for market research expenses. The amount incurred by us for the year ended September 30, 2005 was $25,000.

With the filing of this registration statement we are taking the initial steps in “going public” and accessing the public markets. We are doing this both from an investor relations standpoint, so that our shareholders may have some liquidity in their investment in the event that a public market develops for our securities; and from a desire to make our company more readily able to attract future financing. We currently plan to have our common stock quoted on the National Association of Securities Dealers Inc.’s OTC Bulletin Board upon the effectiveness of this registration statement of which this prospectus forms a part. In order to do this, a market maker must file a Form 15c-211 to allow the market maker to make a market in our shares of common stock. At the date hereof, we are not aware that any market maker has any such intention. We intend to begin to contact potential market makers following the effectiveness of this registration statement. However, we cannot provide our investors with any assurance that our common stock will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize. As noted herein, we will require further financing to fund the expansion of our business and by being a public company we will be a more attractive investment for a wider range of potential investors.

On a going-forward basis, we anticipate that our annual legal and accounting/audit expenses as a result of “going public” will be approximately $20,000 annually, which will primarily consist of the costs associated with our continuous disclosure and financial reporting obligations.

Results Of Operations

Year ended September 30, 2005

During the year ended September 30, 2005 we had not generated any revenue.

We incurred a loss of $10,846 for the period ended September 30, 2004, and a loss of $119,281 for the year ended September 30, 2005. The increase in the loss was primarily as a result of consulting expenses of $54,000 and market research expenses of $25,000, which expenses were incurred in the year ended September 30, 2005. As of September 30, 2005, we had working capital of $139,361.

Liquidity and Capital Resources

As at September 30, 2005 we had $102,737 of cash on hand. As at September 30, 2005, our total current assets were $151,461 , which consisted primarily of cash and short term investments. However, as our revenues and cash flow from operations increase, we look forward to relying less on the sale of stock and advances from related parties in order to finance our operations.

As at September 30, 2005, our total current liabilities increased to $12,100 from $8,466 at September 30, 2004, primarily reflecting a increase in accrued professional fees.

Our revenues and expenses are denominated in Renminbi. The value of the Renminbi fluctuates and is subject to changes in value caused by changes in the People’s Republic of China’s political and economic conditions. Since 1994, the conversion of Renminbi into foreign currencies, including United States dollars, has been based on rates set by the People’s Bank of China, which are set daily based upon the previous day’s interbank foreign exchange market rates and current exchange rates on the world financial markets. Since July 2005, the conversion of Renminbi to foreign currencies, including the U.S. dollar, has been pegged against the inter-bank exchange rates or current market rate of a basket of foreign currencies including the United States dollars. As of November 7, 2005, the exchange rate between the Renminbi and the United States dollar was 8.092 Renminbi to every one United States dollar.

There is no assurance that exchange rates between the Renminbi and the U.S. dollar will remain stable. A devaluation of the Renminbi relative to the U.S. dollar could adversely affect our business, financial condition and results of operations. We do not engage in currency hedging. Inflation has not had a material impact on the Company’s business.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Cash Requirements

Presently, we have no revenues which is not sufficient to meet our operating and capital expenses. Management projects that we will require additional funding to maintain and expand our current operations.

There is substantial doubt about our ability to continue as a going concern as the continuation of our business is dependent upon the development and marketing of our clinical diagnostic techniques/kits and successful and sufficient market acceptance of new clinical diagnostic techniques/kits, obtaining further financing, and finally, maintaining a break even or profitable level of operations.

We have incurred operating losses since inception, and this is likely to continue for the foreseeable future. Management projects that we may require $245,000 to $500,000 to fund our ongoing operating expenditures and working capital requirements for the twelve month period ending December 31, 2006, broken down as follows:

Estimated Funding Required During the Twelve Month Period Ending December 31, 2006
Operating expenditures
Marketing	$100,000- $200,000
General and Administrative	$75,000- $100,000
Research and Development	$20,000- $50,000
Working capital	$50,000- $150,000
Total	$245,000- $500,000

               Due to the uncertainty of our ability to meet our current operating and capital expenses, in their report on the annual financial statements from April 13, 2004 (Date of Inception) to September 30, 2004 and the year ended September 30, 2005, our independent auditors included an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.

There is substantial doubt about our ability to continue as a going concern as the continuation of our business is dependent upon obtaining further financing, successful and sufficient market acceptance of our clinical diagnostic techniques/kits, the continuing successful development of our medical diagnostic kits, and, finally, achieving a profitable level of operations. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

There are no assurances that we will be able to obtain further funds as may be required for our continued operations. We are pursuing various financing alternatives to meet our immediate and long-term financial requirements, which we anticipate will consist of further private placements of equity securities, advances from related parties or shareholder loans. We plan to rely on loans from management to meet our short term cash requirements. We have not entered into any definitive agreements with any shareholders or related parties for the provision of loans or advances, however, our directors and officers intend to continue to fund our operations as required to maintain operations to September 30, 2006. As noted, we have not entered into any definitive agreements so the intent of our directors and officers to continue to fund our operations is not a legally binding obligation. There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain the additional financing on a timely basis, or generate significant material revenues from operations, we will not be able to meet our other obligations as they become due and we will be forced to scale down or perhaps even cease our operations.

Future Operations

Our primary objectives in the twelve-month period ending December 31, 2006 will be to further develop and expand our line of clinical diagnostic techniques/kits and enter into formal agreements with manufacturers and distributors of the clinical diagnostic kits.

Purchase or Sale of Equipment

We do not anticipate that we will expend any significant amount on equipment for our present or future operations.

Going Concern

Due to our being a development stage company and not having generated revenues, in their report on our financial statements for the period from incorporation on April 13, 2004 to September 30, 2004 and for the year ended September 30, 2005, our independent auditors included an explanatory paragraph regarding concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure.

We have historically incurred losses, and through September 30, 2005 have incurred losses of $130,428 from our inception. Because of these historical losses, we will require additional working capital to develop our business operations. We intend to raise additional working capital through private placements, public offerings, bank financing and/or advances from related parties or shareholder loans.

The continuation of our business is dependent upon obtaining further financing and achieving a break even or profitable level of operations. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current or future stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

There are no assurances that we will be able to either (1) achieve a level of revenues adequate to generate sufficient cash flow from operations; or (2) obtain additional financing through either private placements, public offerings and/or bank financing necessary to support our working capital requirements. To the extent that funds generated from operations and any private placements, public offerings and/or bank financing are insufficient, we will have to raise additional working capital. No assurance can be given that additional financing will be available, or if available, will be on terms acceptable to us. If adequate working capital is not available we may not increase our operations.

These conditions raise substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might be necessary should we be unable to continue as a going concern.

DESCRIPTION OF PROPERTY

Our executive and head offices are located at 1855 Talleyrand, Suite 203A, Brossard, Quebec, Canada. The offices are provided to us at no charge by Mr. Chenxi Shi. We also have a main business address at 201 Terry Fox, Berdun, Quebec, Canada. These 500 square foot premises are provided to us at a cost of CDN$1,100 per month, with the term expiring on August 31, 2006. We believe our current premises are adequate for our current operations and we do not anticipate that we will require any additional premises in the foreseeable future.

NEW ACCOUNTING PRONOUNCEMENTS

In May 2005, the Financial Accounting Standards Board (FASB) issued SFAS No. 154, “Accounting Changes and Error Corrections – A Replacement of APB Opinion No. 20 and SFAS No. 3”. SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle and applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. The provisions of SFAS No. 154 are effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. The adoption of this standard is not expected to have a material effect on our results of operations or financial position.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets - An Amendment of APB Opinion No. 29”. The guidance in APB Opinion No. 29, “Accounting for Nonmonetary Transactions”, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. SFAS No. 153 amends Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS No. 153 are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Early application is permitted and companies must apply the standard prospectively. The adoption of this standard is not expected to have a material effect on our results of operations or financial position.

In December 2004, the FASB issued Statement of Financial Accounting Standard (SFAS) No. 123R, “Share Based Payment”. SFAS 123R is a revision of SFAS No. 123 “Accounting for Stock-Based Compensation”, and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees” and its related implementation guidance. SFAS 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. SFAS 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award – the requisite service period (usually the vesting period). SFAS 123R requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Public entities that file as small business issuers will be required to apply SFAS 123R in the first interim or annual reporting period that begins after December 15, 2005. The adoption of this standard is not expected to have a material effect on our results of operations or financial position.

In March 2005, the SEC staff issued Staff Accounting Bulletin No. 107 (“SAB 107”) to give guidance on the implementation of SFAS 123R. We will consider SAB 107 during implementation of SFAS 123R.

APPLICATION OF CRITICAL ACCOUNTING POLICIES

Our financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles used in the United States. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management’s application of accounting policies. We believe that understanding the basis and nature of the estimates and assumptions involved with the following aspects of our financial statements is critical to an understanding of our financials.

We believe the following critical accounting policies require us to make significant judgments and estimates in the preparation of our financial statements.

Going Concern

The audited financial statements included with this prospectus have been prepared on the going concern basis which assumes that adequate sources of financing will be obtained as required and that our assets will be realized and liabilities settled in the ordinary course of business. Accordingly, the audited financial statements do not include any adjustments related to the recoverability of assets and classification of assets and liabilities that might be necessary should we be unable to continue as a going concern.

In order to continue as a going concern, we require additional financing. There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to continue as a going concern, we would likely be unable to realize the carrying value of our assets reflected in the balances set out in the preparation of the financial statements.

Stock-Based Compensation

We record stock-based compensation in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation”. All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. Equity instruments issued to employees and the cost of the services received as consideration are measured and recognized based on the fair value of the equity instruments issued. We do not currently have a stock option plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds $60,000, and in which, to our knowledge, any of our directors, officers, 5% beneficial security holder, or any member of the immediate family of the foregoing persons has had or will have a direct or indirect material interest.

We issued 300,000 common shares to a China company, Westerprises Canada Holdings, partially owned by our Vice-President, Mr. Chun in consideration for the use of office premises. The period of our use of the office premises is from January 1, 2005 to August 31, 2006.

We issued 350,000 common shares to Aventech Capital Inc., a company owned by our President, Mr. Shi in exchange for consulting services valued at $25,000.

During the year ended September 30, 2005, consulting services with a fair value of $17,000 (2004 - $5,000) was contributed by our President, Vice-President, and a Director. The amount was charged to operations and treated as donated capital.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is currently no trading market for our common stock. We do not have any common stock subject to outstanding options or warrants and there are no securities outstanding that are convertible into our common stock. None of our issued and outstanding common stock is eligible for sale pursuant to Rule 144 under the Securities Act of 1933. Rule 144, as currently in effect, allows a person who has beneficially owned shares of a company’s common stock for at least one year to sell within any three month period a number of shares that does not exceed the greater of:

(1)           1% of the number of shares of the subject company’s common stock then outstanding which, in our case, will equal approximately 130,328 shares as of the date of this prospectus; or

(2)           the average weekly trading volume of the subject company’s common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the subject company.

Under Rule 144(k), a person who is not one of the subject company’s affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

As of the date of this prospectus, persons who are our affiliates hold all of the 9,500,000 shares that may be sold pursuant to Rule 144 after April 1, 2005. Accordingly, Rule 144 applies to the 9,500,000 shares except for subparagraph (k) of Rule 144 which does not apply to affiliate shares as described in the preceding paragraph. All shares owned by affiliates will continue to be subject to the resale limitations imposed by Rule 144 for so long as the shareholder remains an affiliate of our company. Three months after such persons cease to be affiliates of our company, sales may be made after the two year period from the issue date without 144 limitations under Rule 144(k).

We are registering 4,473,800 shares of our common stock under the Securities Act of 1933 for sale by the selling securities holders named in this prospectus. The affiliates of our company, Chenxi Shi, our President, CEO and director, owns 3,800,000 shares and Victor Sun, our Vice-President and director owns 2,000,000 shares, Chun Xu, our Vice-President and director owns 2,000,000 shares. There are currently 69 holders of record of our common stock.

We have not declared any dividends on our common stock since the inception of our company on April 13, 2004. There is no restriction in our Articles of Incorporation and Bylaws that will limit our ability to pay dividends on our common stock. However, we do not anticipate declaring and paying dividends to our shareholders in the near future.

Shares of our common stock are subject to rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in “penny stocks”. “Penny stock” is defined to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. If we establish a trading market for our common stock, our common stock will most likely be covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors.” The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities.

EXECUTIVE COMPENSATION

No executive officer of our company received an annual salary and bonus during the period from inception on April 13, 2004 to September 30, 2005.

No executive officer of our company received an annual salary and bonus that exceeded $60,000 during the fiscal years ended September 30, 2005 and 2004. The following table shows the compensation received by our President and Chief Executive Officer for the years ended September 30, 2005 and 2004.

SUMMARY COMPENSATION TABLE
Name And Principal Position	Year	Annual Compensation			Long-Term Compensation
		Salary ($)	Bonus ($)	Other Annual Comp- ensation ($)	Awards		Payouts	All Other Compen- Sation ($)
					Restricted Stock Awards ($)	Securities Under-lying Options/ SARs (#)	LTIP Payouts ($)
Chenxi Shi, President, Chief Executive Officer, Director	2005	Nil	Nil	Nil	350,000(1)	Nil	Nil	Nil
	2004	Nil	Nil	Nil	Nil	Nil	Nil	Nil
(1)	Issued to Aventech Capital Inc., a company owned by Mr. Shi, in consideration for consulting services valued at $25,000.

Stock Options and Stock Appreciation Rights

From the date of inception April 13, 2004, we did not grant any stock options or stock appreciation rights to any of our directors or officers.

Compensation Of Directors

We reimburse our directors for expenses incurred in connection with attending board meetings. We did not pay any other director’s fees or other cash compensation for services rendered as a director for the fiscal year ended September 30, 2005.

We have no formal plan for compensating our directors for their service in their capacity as directors, although such directors are expected in the future to receive stock options to purchase common shares as awarded by our board of directors or (as to future stock options) a compensation committee which may be established. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. Our board of directors may award special remuneration to any director undertaking any special services on our behalf other than services ordinarily required of a director. No director received and/or accrued any compensation for their services as a director, including committee participation and/or special assignments.

Employment Contracts and Termination of Employment and Change in Control Arrangements

Other than as set out below, we have not entered into any employment agreement or consulting agreement with our directors and executive officers.

Two of our directors Chenxi Shi and Chun Xu provide management services and office premises to our company.

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. Our directors and executive officers may receive stock options at the discretion of our board of directors in the future. We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of our board of directors.

We have no plans or arrangements in respect of remuneration received or that may be received by our executive officers to compensate such officers in the event of termination of employment (as a result of resignation, retirement, change of control) or a change of responsibilities following a change of control, where the value of such compensation exceeds $60,000 per executive officer.

Pension, Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. We have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of the Board of Directors or a committee thereof.

REPORTS TO SECURITY HOLDERS

We are not required to deliver an annual report to our stockholders but will voluntarily send an annual report, together with our annual audited financial statements. We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.

The public may read and copy any materials filed by us with the SEC at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We are an electronic filer. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The Internet address of the site is http://www.sec.gov.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.

You may also read and copy any materials we file with the Securities and Exchange Commission at the SEC’s public reference room at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. You may review a copy of the registration statement at the SEC’s public reference room. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the SEC’s website at http://www.sec.gov.

No finder, dealer, sales person or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Royaltech Corp. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

FINANCIAL STATEMENTS

Our financial statements are stated in United States Dollars (US$) and are prepared in conformity with generally accepted accounting principles of the United States of America.

The following financial statements pertaining to Royaltech Corp. are filed as part of this registration statement:

Audited Financial Statements

Report of Independent Registered Public Accounting Firm

Balance Sheets as at September 30, 2005 and 2004

Statements of Operations for the year ended September 30, 2005 and the period April 13, 2004 (Date of Inception) to September 30, 2004 and accumulated for the period from April 13, 2004 (Date of Inception) to September 30, 2005

Statements of Cash Flows for the year ended September 30, 2005 and the period April 13, 2004 (Date of Inception) to September 30, 2004 and accumulated for the period from April 13, 2004 (Date of Inception) to September 30, 2005

Statement of Stockholders’ Equity for the period April 13, 2004 (Date of Inception) to September 30, 2005

Notes to the Financial Statements

Royaltech Corp.

(A Development Stage Company)

September 30, 2005

INDEX TO THE FINANCIAL STATEMENTS

Page

Report of Independent Registered Public Accounting Firm	F–1

Balance Sheets	F–2

Statements of Operations	F–3

Statements of Cash Flows	F–4

Statement of Stockholders’ Equity	F–5

Notes to the Financial Statements	F–6

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of

Royaltech Corp.

(A Development Stage Company)

We have audited the accompanying balance sheets of Royaltech Corp. (A Development Stage Company) as of September 30, 2005 and 2004 and the related statements of operations, cash flows and stockholders’ equity for the year ended September 30, 2005 and the period from April 13, 2004 (Date of Inception) to September 30, 2004 and accumulated from April 13, 2004 to September 30, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of Royaltech Corp. (A Development Stage Company) as of September 30, 2005 and 2004 and the results of its operations and its cash flows for the year ended September 30, 2005 and the period from April 13, 2004 (Date of Inception) to September 30, 2004 and accumulated from April 13, 2004 to September 30, 2005, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not generated revenue and has accumulated losses since inception. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ “Manning Elliott LLP”

CHARTERED ACCOUNTANTS

Vancouver, Canada

January 20, 2006

Royaltech Corp.

(A Development Stage Company)

Balance Sheets

(Expressed in U.S. dollars)

	September 30, 2005 $	September 30, 2004 $

ASSETS

Current Assets

Cash and cash equivalents	102,737	8,914
Short-term investments	48,724	16,000

Total Assets	151,461	24,914

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities

Accounts payable	3,600	4,466
Accrued liabilities (Note 4)	8,500	4,000

Total Liabilities	12,100	8,466

Contingencies and Commitments (Notes 1 and 5)

Stockholders’ Equity

Common Stock: Authorized: 50,000,000 common shares, par value $0.0001 Issued and outstanding: 13,023,800 and 9,785,600 common shares, respectively	1,302	979

Additional paid in capital	266,536	21,335

Subscription receivable	–	(1,270)

Deferred Compensation (Note 4)	(24,600)	-

Donated Capital	26,250	6,250

Deficit Accumulated During the Development Stage	(130,127)	(10,846)

Total Stockholders’ Equity	139,361	16,448

Total Liabilities and Stockholders’ Equity	151,461	24,914

(The accompanying notes are an integral part of these financial statements)

F–2

Royaltech Corp.

(A Development Stage Company)

Statements of Operations

(Expressed in U.S. dollars)

	Accumulated from April 13, 2004 (Date of Inception) to September 30, 2005 $	For the Year Ended September 30, 2005 $	From April 13, 2004 (Date of Inception) to September 30, 2004 $

Revenue	–	–	–

Expenses

General and administrative (Note 6(a))	3,965	3,369	596
Consulting (Note 5(b))	54,000	54,000	–
Foreign exchange	(187)	(187)	–
Donated services (Note 5(c))	22,000	17,000	5,000
Market research (Note 6(i))	25,000	25,000	–
Professional fees (Note 6(b))	11,500	7,500	4,000
Rent (Notes 5(a) and (d))	14,150	12,900	1,250

Total Expenses	130,428	119,582	10,846

Other Income

Interest income	301	301	–

Net Loss for the Period	(130,127)	(119,281)	(10,846)

Net Loss Per Share – Basic and Diluted		(0.01)	–

Weighted Average Shares Outstanding		9,786,000	9,552,000

(The accompanying notes are an integral part of these financial statements)

F–3

Royaltech Corp.

(A Development Stage Company)

Statements of Cash Flows

(Expressed in U.S. dollars)

Accumulated from April 13, 2004 (Date of Inception) to September 30, 2005 $	For the Year Ended September 30, 2005 $	From April 13, 2004 (Date of Inception) to September 30, 2004 $

Operating Activities

Net loss for the period	(130,127)	(119,281)	(10,846)

Adjustments to reconcile net loss to net cash used in operating activities:

Donated services and rent	26,250	20,000	6,250
Stock issued for expenses	93,302	92,372	930

Changes in operating assets and liabilities:
Increase in accounts payable and accrued liabilities	12,100	3,634	8,466

Net Cash Flows Provided by (Used in) Operating Activities	1,525	(3,275)	4,800

Investing Activities

Short term Investments	(48,724)	(32,724)	(16,000)

Net Cash Flows Used in Investing Activities	(48,724)	(32,724)	(16,000)

Financing Activities

Proceeds from issuance of common stock	149,936	129,822	20,114

Net Cash Flows Provided by Financing Activities	149,936	129,822	20,114

Increase in Cash	102,737	93,823	8,914

Cash and Cash Equivalents – Beginning of Period	–	8,914	–

Cash and Cash Equivalents – End of Period	102,737	102,737	8,914

Non-cash financing and Investing Activities

Share issuance costs	16,395	15,465	930
Common stock issued for expenses	116,972	116,972	–
Common stock issued for deferred compensation	(24,600)	(24,600)	–

Supplemental Disclosures

Interest paid	–	–	–
Income taxes paid	–	–	–

(The accompanying notes are an integral part of these financial statements)

F–4

Royaltech Corp.

(A Development Stage Company)

Statement of Stockholders’ Equity

From April 13, 2004 (Date of Inception) to September 30, 2005

(Expressed in U.S. dollars)

	Common Stock		Additional Paid-In Capital	Subscription Receivable	Deferred Compensation	Donated Capital	Deficit Accumulated During the Development Stage	Total

		Amount
	#	$	$	$	$	$	$	$

Balance – April 13, 2004 (Date of Inception)	–	–	–	–	–	–	–	–

Common stock issued for cash at $0.0001 per share	9,500,000	950	–	(270)	–	–	–	680

Common stock issued for cash at $0.10 per share	276,300	28	27,602	(1,000)	–	–	–	26,630

Common stock issued for bonus at $0.10 per share	9,300	1	929	–	–	–	–	930

Share issue costs	–	–	(7,196)	–	–	–	–	(7,196)

Donated services and rent	–	–	–	–	–	6,250	–	6,250

Net loss for the period	–	–	–	–	–	–	(10,846)	(10,846)

Balance – September 30, 2004	9,785,600	979	21,335	(1,270)	–	6,250	(10,846)	16,448

Common stock issued for market research at $0.07 per share	350,000	35	24,965	–	–	–	–	25,000

Common stock issued for consulting services at $0.07 per share	250,000	25	17,475	–	–	–	–	17,500

Common stock issued for consulting services at $0.08 per share	320,000	32	23,968	–	–	–	–	24,000

Common stock issued for consulting services at $0.07 per share	350,000	35	24,965	–	(12,500)	–	–	12,500

Common stock issued for rent at $0.07 per share	300,000	30	21,970	–	(12,100)	–	–	9,900

Common stock issued for a bonus at $0.10 per share	154,650	15	15,450	–	–	–	–	15,465

Common stock issued for cash at $0.10 per share	1,478,550	148	147,707	–	–	–	–	147,855

Common stock issued for services at $0.10 per share	30,000	3	2,997	–	–	–	–	3,000

Common stock issued for office supplies at $0.09 per share	5,000	–	472	–	–	–	–	472

Share issue costs	–	–	(34,768)	–	–	–	–	(34,768)

Subscriptions received	–	–	–	1,270	–	–	–	1,270

Donated services and rent	–	–	–	–	–	20,000	–	20,000

Net loss for the period	–	–	–	–	–	–	(119,281)	(119,281)

Balance – September 30, 2005	13,023,800	1,302	266,536	–	(24,600)	26,250	(130,127)	139,361

(The accompanying notes are an integral part of these financial statements)

F–5

1.	Development Stage Company

Royaltech Corp. (the “Company”) was incorporated in the State of Delaware on April 13, 2004. The Company is based in Montreal, Quebec, Canada and its principal business is the developing, manufacturing and marketing of innovative biotech products that are applied in medical diagnosis. The Company has obtained the rights to manufacture and distribute several proprietary product lines of clinical diagnostic techniques/kits for hepatocacinoma, diabetes, gastrocacinoma and hepatobliary disorders.

The Company is in the development stage with management devoting most of its activities to developing a market for its products and services. These financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has not generated any revenue and has never paid any dividends. The Company is unlikely to pay dividends or generate significant earnings in the immediate or foreseeable future. The continuation of the Company as a going concern and the ability of the Company to emerge from the development stage is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations and to generate sustainable significant revenue. There is no guarantee that the Company will be able to raise any equity financing or generate profitable operations. As at September 30, 2005, the Company has accumulated losses of $130,127 since inception. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company is planning to file an SB-2 Registration Statement with the United States Securities and Exchange Commission to register 4,473,800 shares of common stock for resale by existing stockholders of the Company at $0.10 per share until the shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices. The Company will not receive any proceeds from the resale of shares of common stock by the selling stockholders.

2.	Summary of Significant Accounting Principles

a)	Basis of Presentation

These financials statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in US dollars. The Company has not produced any revenue from its principal business and is a development stage company as defined by Statement of Financial Accounting Standard (“SFAS”) No. 7, “Accounting and Reporting by Development Stage Enterprises”. The Company’s fiscal year end is September 30.

b)	Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

c)	Cash and Cash Equivalents

The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents.

d)	Short-Term Investments

At September 30, 2005, the Company’s short-term investments consist of Guaranteed Investment Certificates of $40,000 and $8,542 with $182 of accrued interest. The interest rates are 2.15% and 2.35%

(The accompanying notes are an integral part of these financial statements)

F–6

per annum, respectively, and the investments mature on August 3, 2006 and September 18, 2006, respectively. At September 30, 2004, the Company’s short-term investments consisted of a Guaranteed Investment Certificate of $16,000. The interest rate was 0.75% and the investment matured on September 27, 2005. At September 30, 2005 and 2004, the Company has no unrealized gains or losses relating to the investments.

2.	Summary of Significant Accounting Principles (continued)

a)	Comprehensive Loss

SFAS No. 130, “Reporting Comprehensive Income,” establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at September 30, 2005 and 2004, the Company has no items that represent a comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

b)	Financial Instruments

The fair value of financial instruments which include cash and cash equivalent, short-term investments, accounts payable and accrued liabilities, were estimated to approximate their carrying value due to the immediate or relatively short term to maturity of these instruments.

c)	Basic and Diluted Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, “Earnings per Share”. SFAS No. 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.

d)	Foreign Currency Translation

The Company’s functional and reporting currency is the United States dollar. Monetary assets and liabilities denominated in foreign currencies are translated using the exchange rate prevailing at the balance sheet date. Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the determination of income. The Company undertakes foreign currency transactions in Canadian dollars and Chinese Renminbi. At September 30, 2005, the exchange rate for one Canadian dollar was $0.8542 USD (2004 - $0.7876). For the year ended September 30, 2005, the average exchange rate for one Canadian dollar was $0.8181 USD (2004 - $0.7551). At September 30, 2005, the exchange rate for one Chinese Renminbi was $0.1238 USD (2004 – $0.1210). For the year ended September 30, 2005, the average exchange rate for one Chinese Renminbi was $0.1215 USD (2004 – $0.1210).The Company has not, to the date of these financials statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

e)	Revenue Recognition

The Company recognizes revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 104 (“SAB 104”), “Revenue Recognition in Financial Statements”. Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations by the Company exist and collectibility is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue. This policy is prospective in nature, as the Company has not yet generated any revenues.

(The accompanying notes are an integral part of these financial statements)

F–7

f)	Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted SFAS No. 109 “Accounting for Income Taxes” as of its inception. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

2.	Summary of Significant Accounting Principles (continued)

a)	Stock-Based Compensation

The Company records stock-based compensation in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation”. All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. Equity instruments issued to employees and the cost of the services received as consideration are measured and recognized based on the fair value of the equity instruments issued. The Company does not currently have a stock option plan.

b)	Recent Accounting Pronouncements

In May 2005, the Financial Accounting Standards Board (FASB) issued SFAS No. 154, “Accounting Changes and Error Corrections – A Replacement of APB Opinion No. 20 and SFAS No. 3”. SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle and applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. The provisions of SFAS No. 154 are effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets - An Amendment of APB Opinion No. 29”. The guidance in APB Opinion No. 29, “Accounting for Nonmonetary Transactions”, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. SFAS No. 153 amends Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS No. 153 are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Early application is permitted and companies must apply the standard prospectively. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

In December 2004, the FASB issued Statement of Financial Accounting Standard (SFAS) No. 123R, “Share Based Payment”. SFAS 123R is a revision of SFAS No. 123 “Accounting for Stock-Based Compensation”, and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees” and its related implementation guidance. SFAS 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. SFAS 123R focuses primarily on accounting for transactions

(The accompanying notes are an integral part of these financial statements)

F–8

in which an entity obtains employee services in share-based payment transactions. SFAS 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award – the requisite service period (usually the vesting period). SFAS 123R requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Public entities that file as small business issuers will be required to apply SFAS 123R in the first interim or annual reporting period that begins after December 15, 2005. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

In March 2005, the SEC staff issued Staff Accounting Bulletin No. 107 (“SAB 107”) to give guidance on the implementation of SFAS 123R. The Company will consider SAB 107 during implementation of SFAS 123R.

3.	Accrued Liabilities

Accrued liabilities consists of amounts owing for professional fees of $8,500 (2004 - $4,000).

4.	Deferred Compensation

Deferred compensation consist of prepaid rent on the Company’s office premises of $12,100 (2004 - $Nil) and prepaid expenses for professional services due to a company controlled by the President for $12,500 (2004 - $Nil). Refer to Notes 5(a) and 5(b), respectively.

5.	Related Party Transactions
a)

During the year ended September 30, 2005, the Company authorized to issue 300,000 common shares in consideration for the use of office premises leased by a company related through common directors. The period of use extends from January 1, 2005 to August 31, 2006. As at September 30, 2005, the Company recognized $9,900 of rent expense and $12,100 of prepaid expenses, which will be expensed over the remaining 11 months.

b)

During the year ended September 30, 2005, the Company authorized to issue 350,000 common shares in exchange for consulting services with a fair value of $25,000 to a company controlled by the President.

c)

During the year ended September 30, 2005, consulting services with a fair value of $17,000 (2004 - $5,000) was contributed by the President, Vice-President, and a Director of the Company. The amount was charged to operations and treated as donated capital.

d)

During the year ended September 30, 2005, rent with a fair value of $3,000 (2004 - $1,250) was charged to operations and treated as donated capital for the use of the Company’s head office, which is provided at no cost by the President.

6.	Common Stock
a)	In September 2005, the Company issued 5,000 common shares at a fair value of $0.09 per share for $472 of office supplies.
b)	In September 2005, the Company issued 30,000 common shares at a fair value of $0.10 per share in consideration for $3,000 of professional services.
c)	In September 2005, the Company issued 1,478,550 common shares at a fair value of $0.10 per share for cash proceeds of $128,552, net of issue costs of $19,303.
d)	In September 2005, the Company issued 154,650 common shares with a fair value of $15,465 as a commission for the referral of investors. The commission was deducted from additional paid-in capital.
e)

In August 2005, the Company issued 300,000 common shares, for rent, to a related party. The shares were valued at $0.07 per share with $9,900 recognized as rent expense and $12,100 included in prepaid expenses.

(The accompanying notes are an integral part of these financial statements)

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f)	In June 2005, the Company issued 350,000 common shares at a fair value of $0.07 per share in consideration for $25,000 of consulting services provided, or to be provided, by a related party.
g)	In April 2005, the Company issued 320,000 shares of common shares at a fair value of $0.08 per share in consideration for $24,000 of consulting services.
h)	In January 2005, the Company issued 250,000 common shares at a fair value of $0.07 per share in consideration for $17,500 of professional services.
i)	In December 2004, the Company issued 350,000 common shares at a fair value of $0.07 per share in consideration for $25,000 of market research.
j)	In August 2004, the Company issued 9,300 common shares at a fair value of $930 as a commission for the referral of investors. The commission was deducted from additional paid-in capital.
k)	In August 2004, the Company issued 276,300 shares of common stock at a price of $0.10 per share for cash proceeds of $21,364, net of issue costs of $6,266.
l)	In April 2004, the Company issued 9,500,000 shares of common stock at a price of $0.0001 per share for cash proceeds of $950.
7.	Commitment

During the year ended September 30, 2005, the Company entered into a licensing agreement that granted the Company a license to distribute, promote, market and sell diagnostic test kits and assay techniques in exchange for a fee of 12.5% of the factory unit price on kits produced. The factory unit price will be agreed upon by the two parties and the fees are due within two months subsequent to production.

8.	Income Tax

The Company has adopted the provisions of SFAS 109, “Accounting for Income Taxes”. Pursuant to SFAS 109 the Company is required to compute tax asset benefits for net operating losses carried forward. The potential benefit of net operating losses has not been recognized in the financial statements because the Company cannot be assured that it is more likely than not that it will utilize the net operating losses carried forward in future years. The Company has approximately $103,900 of net operating loss carryforwards available to offset taxable income in future years which expire through fiscal 2025. For the period ended September 30, 2005 and 2004, the valuation allowance established against the deferred tax assets increased by $34,800 and $1,600.

The components of the net deferred tax asset at September 30, 2005, and the statutory tax rate, the effective tax rate and the elected amount of the valuation allowance are indicated below:

	2005 $	2004 $

Net Operating Loss	103,900	4,600
Statutory Tax Rate	35%	34%
Effective Tax Rate	–	–
Deferred Tax Asset	36,400	1,600
Valuation Allowance	(36,400)	(1,600)

Net Deferred Tax Asset	–	–

(The accompanying notes are an integral part of these financial statements)

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

Section 102(a)(7) of the Delaware General Corporation Law authorizes Delaware corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of the directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations now authorized by such legislation, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Although Section 102(a) does not change directors’ duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. Our certificate of incorporation limits the liability of our directors to us or our stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by Section 102(a). Specifically, our directors will not be personally liable for monetary damages for breach of a director’s fiduciary duty as a director, except for liability: (i) for any breach of the director’s duty of loyalty to us or our stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock repurchase or redemptions as provided in Section 174 of the Delaware General Corporation Law; or (iv) for any transactions from which the director derived an improper personal benefit.

Section 145 of the Delaware General Corporation Law authorizes Delaware corporations to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had not reasonable cause to believe the person’s conduct was unlawful.

Section 145(g) of the Delaware General Corporation Law authorizes Delaware corporations to purchase insurance covering liabilities asserted against directors, officers, employees and agents.

Our directors and officers are indemnified as provided by the Delaware General Corporation Law and in our bylaws. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense or any action, suit or proceeding) is asserted by one of our directors, officers or controlling persons in connection with any of our securities that are being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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Item 25. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses shall be borne by the selling stockholder. All of the amounts shown are estimates, except for the SEC Registration Fees.

SEC registration fees	$47.88
Printing and engraving expenses	$1,000.00(1)
Accounting fees and expenses	$12,000.00(1)
Legal fees and expenses	$30,000.00(1)
Transfer agent and registrar fees	$1,000.00(1)
Fees and expenses for qualification under state securities laws	$0.00
Miscellaneous	$1,000.00(1)
Total	$45,047.88
(1) We have estimated these amounts.

Item 26. Recent Sales of Unregistered Securities

In April 2004, we issued aggregate of 9,500,000 shares at par value to 7 purchasers. All of shares were restricted and were issued pursuant to the exemptions from registration contained in Regulation S. All the investors are outside the United States and are non-U.S. persons.

Between August 1, 2004 and November 28, 2005, we issued 3,523,800 common shares, at a price of $0.10 per share for aggregate gross proceeds of $552,380 to 62 investors. All of the shares were restricted and were issued pursuant to the exemptions from registration contained in Regulation S (for sales outside the United States to 61 non-U.S. persons) and Regulation D, Rule 506 (for sales to 1 accredited investor, previously known to the us and whom we know to have experience in evaluating and investing in private companies).

Item 27. Exhibits

The following Exhibits are filed with this Prospectus:
Exhibit Number	Description
3.1	Certificate of Incorporation
3.2	Bylaws
5.1	Opinion of Clark Wilson LLP regarding the legality of the securities being registered
10.1	Licensing Agreement dated October 2004 between Royaltech Corp. and Mr. Kang Zhang
10.2	Investment Agreement dated January 10, 2006 between Royaltech Corp. and Aventech Capital Inc. for 350,000 shares
10.3	Investment Agreement dated January 10, 2006 between Royaltech Corp. and Alliance PKU Management Consultants Ltd for 350,000 shares
10.4	Investment Agreement dated January 10, 2006 between Royaltech Corp. and Hong Sheng for 30,000 shares

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10.5	Form of Subscription Agreement between Royaltech Corp. and each of the following persons:
	Name	Number of Common Shares Purchased at $0.10 per Share
	Jun Jing	30,000
	Danmei Yu	25,000
	Wei Qu	30,000
	Zhen Jiang	25,000
	Jing He	20,000
	Yang Li	10,000
	Haojan Liu	10,000
	Yanzong Shao	10,000
	Jiayuan Zhou	5,000
	Guixin Li	20,000
	Junzheng Wang	20,000
	Jie Luo	30,600
	Dachen Jiang	37,200
	Pu Theresa Yan	10,300
	Zibing Zhang	78,000
	Jianqiu Xia	10,000
	Shan Lu	30,000
	Tao Jiang	10,000
	Bo Wu	50,000
	Beihua Hu	10,000
	Yajuan Mu	30,000
	Shuiwang Li	20,000
	Changhong Zhu	120,000
	Lu Yang	100,000
	Lequan Zhuge	10,000
	Ye Wen	10,000
	Shijie Qi	10,000
	Jou Chu Hsia	240,000
	Wai Tai Trading Inc.	47,400
	Kalvin Lo	35,000
	Brian King	40,000
	Linda King	20,000
	Mei Yueh Chou	120,000
	Jennifer Sun	20,000
	Stephanie Sun	20,000
	Jonathan Sun	20,000
	Maryse Leblond	4,500
	Yves Goyette	4,500
	Walter Wlasenko	4,500
	Patricia Medina	4,500
	Felix Furst	4,500
	George Rickli	4,500
	Gatot Susilo	4,500
	Gary Brodkin	4,500
	Wayne Wortman	4,500
	Dr. Jean Tchervenko	4,500
	Dr. Ron Guttmann	4,500
	Kai Yu	1,800
	Tong Wang	263,000
	Rui Yang	21,000
	Chenling Shi	100,000
	Ding Yuan	50,000
	Wei Wang	50,000
	Huafeng Pei	50,000

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	Yan Wang	2,000
	Youjun Wang	3,000
	TTT Systems Inc.	250,000
	1688 Investissement Inc.	320,000
	China Westerprises Canada Holdings	300,000
	Total	2,793,800
10.6	Pro-Forma Invoice dated December 22, 2004 from China Westerprises Canada Holdings to Royaltech Corp.
10.7	Pro-Forma Invoice dated August 11, 2005 from China Westerprises Canada Holdings to Royaltech Corp.
23.1	Consent of Manning Elliott LLP, Chartered Accountants

Item 28. Undertakings

The undersigned company hereby undertakes that it will:

(1)           file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include:

(a)	any prospectus required by Section 10(a)(3) of the Securities Act;

(b)           reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)           any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement;

(2)           for the purpose of determining any liability under the Securities Act, each of the post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)           remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company pursuant to the foregoing provisions, or otherwise, our company has been advised that in the opinion of the Commission that type of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against said liabilities (other than the payment by our company of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, our company will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

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SIGNATURES

In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Brossand, Quebec, Canada, on February 13, 2006.

ROYALTECH CORP.

/s/ Chenxi Shi

By: Chenxi Shi, President, Treasurer and Director

(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

Dated: February 13, 2006

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Chenxi Shi as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signatures

/s/ Chenxi Shi

By: Chenxi Shi, President, Treasurer and Director

(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

Dated: February 13, 2006

/s/ Victor J.H. Sun

By: Victor J.H. Sun, Vice-President and Director

Dated: February 13, 2006

/s/ Chun Xu

By: Chun Xu, Vice-President and Director

Dated: February 13, 2006

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